EXHIBIT 10.21

                    AGREEMENT OF REFORMATION AND AMENDMENT


      THIS AGREEMENT OF REFORMATION AND AMENDMENT (the "Agreement") is made as of the 31st day of March, 1998 (the "Agreement Date"), by and among Michael C. Higgins and Michael S. Cannon (collectively, the "Stockholders" and, individually, a "Stockholder") and ZMAX Corporation, a Delaware corporation ("ZMAX").

                                   RECITALS

      A. The Stockholders formerly owned all the outstanding shares of Century Services, Inc., a Maryland corporation ("CSI") having proprietary rights in and ownership of specialized computer software and a workforce with specialized skills relating to the correction of the Year 2000 problem. On November 6, 1996 (the "Original Effective Date"), the Stockholders entered into a Stock Purchase Agreement (the "Acquisition Agreement") with ZMAX, which at that time was a public company with no operations, whereby ZMAX acquired all of the issued and outstanding shares of CSI from the Stockholders in exchange for the issuance by ZMAX to the Stockholders of 3,200,000 shares of ZMAX common stock, par value $.001 per share ("ZMAX Stock"). On the Original Effective Date, all of the 3,200,000 shares of ZMAX Stock were recorded in the names of the Stockholders, with 1,600,000 shares of ZMAX Stock being recorded in the name of each Stockholder, and with the Stockholders having all voting rights and dividend and distribution rights (including the right to receive liquidating distributions) with respect to all 3,200,000 shares of ZMAX Stock.

      B. In order to incentivize the Stockholders, both of whom became senior members of the management of ZMAX after the Original Effective Date and one of whom became a member of the Board of Directors of ZMAX after the Original Effective Date, to increase the cash flow of ZMAX, the parties agreed that 2,800,000 shares (the "Restricted Stock") of ZMAX Stock issued to the Stockholders under the Acquisition Agreement would be subject to restrictions on transferability as contained in Section 1.5 of the Acquisition Agreement. Under the terms of the Acquisition Agreement, the shares of Restricted Stock were deposited into escrow with Powell, Goldstein, Frazer & Murphy (the "Escrow Agent"), pursuant to an Earn Out Stock Escrow Agreement dated the Original Effective Date (the "Escrow Agreement") among ZMAX, the Escrow Agent and the Stockholders. The Acquisition Agreement provides that one (1) share of Restricted Stock will be released from escrow and delivered to each Stockholder for every $1.25 of Cash Flow (as defined in Section 1.5 of the
Acquisition Agreement) generated by CSI. The Acquisition Agreement and the Escrow Agreement contain additional restrictions on the release of the Restricted Shares from escrow; however, neither the Acquisition Agreement nor the Escrow Agreement provides a definite term for which the release provisions will apply to the Restricted Stock. Even after the Restricted Stock was placed into escrow, the Stockholders continue to have all voting rights and dividend and distribution rights (including the right to receive liquidating distributions) on the Restricted Stock.

      C. In connection with the execution of the Acquisition Agreement, the parties entered into the following additional agreements as of the Original Effective Date: (1) the Stockholders Agreement (the "Stockholders Agreement"), pursuant to which all 3,200,000 shares of the ZMAX Stock owned by the Stockholders (including the Restricted Stock) remain subject to various rights and restrictions (described in Recital D below); (2) a Compensation Escrow Agreement with the Bank of Alexandria, which is no longer in effect as of the date hereof; (3) an Employment Agreement between Michael Higgins and ZMAX, which remains in effect as of the date hereof (the "Higgins Employment Agreement"), and an Employment Agreement between Michael Cannon and ZMAX, which is no longer in effect as of the date hereof (the "Cannon Employment Agreement")(with the Higgins Employment Agreement and the Cannon Employment Agreement being collectively referred to as the "Employment Agreements"); and
(4) Stock Pledge and Security Agreements, which are no longer in effect as of the date hereof.

      D. The Stockholders Agreement has a term of three years and provides that neither Stockholder may sell, pledge, encumber, give, bequeath or otherwise transfer or dispose of any shares of ZMAX Stock (including the Restricted Stock) during such three-year term without first complying with the terms and conditions of the Stockholders Agreement or receiving the advance written consent of ZMAX. On June 17, 1997, the Stockholders Agreement was amended by the parties to give ZMAX a right of repurchase (in lieu of a mandatory obligation to purchase) a Stockholder's shares of ZMAX Stock at the Current Value Price of such shares in the event of a Stockholder's death. The Stockholders Agreement, as amended, provides that in the event a Stockholder is terminated from employment (with or without cause), becomes permanently disabled, breaches the non-competition or non-disclosure provisions of his Employment Agreement or dies, ZMAX generally has the right (but not the obligation) to purchase all or a portion of the Stockholder's shares of ZMAX Stock at the Current Value Price (as defined in Section 8 of the Stockholders Agreement). The restrictions on the transferability of the Restricted Stock remain in effect after a Stockholder's termination from employment without cause, or in the event of disability or death. If a Stockholder is terminated with cause from employment with ZMAX, his rights in any remaining Restricted Stock are forfeited and such shares are to be returned to ZMAX.

      E. On April 22, 1997 (the "Separation Date"), Michael Cannon and ZMAX entered into a Separation Agreement (the "Separation Agreement"), pursuant to which Mr. Cannon was terminated from employment under his Employment Agreement without cause. In consideration for the early termination of his Employment Agreement, ZMAX agreed to pay severance payments to Mr. Cannon in the amount of $100,000 per annum through November 6, 1999, being the date on which his Employment Agreement was to expire. In addition, Mr. Cannon agreed to resign as an officer of ZMAX and to have the transfer restrictions relating to the Restricted Stock contained in the Acquisition Agreement and the Escrow Agreement continue to apply, even though Mr. Cannon was no longer an officer of ZMAX. Beginning on the Separation Date and continuing until November 6, 1999, Mr. Cannon was to serve as a consultant to ZMAX for no additional compensation, pursuant to a Consulting Agreement dated as of the Separation Date (the "Consulting Agreement"). Mr. Cannon also agreed to have the non-competition, non- solicitation and non-disclosure covenants of his Employment Agreement continue for the time periods set forth in the Employment Agreement.

      F. In the acquisition by ZMAX of all the outstanding shares of CSI from the Stockholders, the original intent of the parties was that ZMAX issued 3,200,000 shares of ZMAX Stock (including the Restricted Stock) to the Stockholders in consideration for their shares of CSI stock. The parties further intended that the Stockholders were to have all rights of ownership in the 3,200,000 shares of ZMAX Stock (including the Restricted Stock), subject only to restrictions on transferability of the Restricted Stock that were to be tied to the cash flow performance requirements of ZMAX as contained in
Section 1.5 of the Acquisition Agreement. After further review, the parties believe that the combination of such cash flow performance requirements and the transfer restrictions imposed under the Escrow Agreement have the mistaken and unintended effect of requiring the Stockholders to earn the Restricted Shares twice, once upon the original issuance of the shares by ZMAX in its acquisition of CSI from the Stockholders and a second time following the satisfaction of the cash flow requirements. To correct this mutual mistake of material fact, the parties now desire to cause the Escrow Agent to release the Restricted Stock from escrow, subject to the continuation of the same restrictions on transferability of the Restricted Stock which presently exist under the various agreements between the parties. The parties therefore now desire to reform the existing agreements between the parties in the manner hereinafter provided to correct such mutual mistake of material fact.


      NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto intending to be legally bound and for good and adequate consideration, the sufficiency of which is acknowledged, agree to reform and amend the aforementioned agreements as follows:


      1. INCORPORATION BY REFERENCE. The foregoing Recital paragraphs are hereby incorporated in their entirety into this Agreement.

      2. REFERENCES TO EARN OUT STOCK. All references to "Earn Out Stock" contained in the Stockholders Agreement, the Acquisition Agreement and any other agreement executed as of the Original Effective Date shall be changed to "Restricted Stock," as that term is defined in the Recital paragraphs above.

      3. REFORMATION AND AMENDMENT OF THE ACQUISITION AGREEMENT. The parties hereby agree that the Acquisition Agreement is hereby reformed and amended retroactive as of the Original Effective Date as provided below, so that the Restricted Stock is no longer held in escrow under the Escrow Agreement, but nevertheless the restrictions on transferability continue to be in effect, subject only to the cash flow performance requirements contained in
Section 1.5 of the Acquisition Agreement. The parties further agree that the Stockholders Agreement is reformed and amended as provided below to include in the Stockholders Agreement the cash flow performance requirements presently contained in the Acquisition Agreement, with such cash flow performance requirements continuing to be a restriction on the transfer of the Restricted Stock, as set forth below in Section 4 of this Agreement. Therefore, the parties hereby reform and amend the Acquisition Agreement as follows:


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

            (A) Section 1.3 of the Acquisition Agreement is hereby reformed and amended to require the release of the Restricted Stock from the escrow, immediately following the execution of this Agreement. The parties agree to terminate the escrow as set forth in Section 5 of this Agreement.

            (B) Sections 1.5, 1.6, 1.7, 1.8 and 1.9 of the Acquisition Agreement are hereby deleted in their entirety, and substantially similar sections thereto are inserted into Section 1 of the Stockholders Agreement, as set forth below in Section 4 of this Agreement.

      4. REFORMATION AND AMENDMENT OF THE STOCKHOLDERS AGREEMENT. The parties hereby agree that the Restricted Stock shall be subject to the terms and conditions of the Stockholders Agreement retroactive to the Original Effective Date, subject to the following restrictions, terms and conditions:

            (A) Section 1 of the Stockholders Agreement is hereby reformed and amended to reflect that the Restricted Stock is subject to cash flow performance requirements and certain other provisions formerly contained in the Acquisition Agreement. Accordingly, the first full paragraph of Section 1 of the Stockholders Agreement is renumbered as subparagraph (a) of Section 1 thereof, the last sentence of Section 1 of the Stockholders Agreement is deleted in its entirety and, in lieu thereof, the following language is hereby inserted as new subparagraph (b) of Section 1 of the Stockholders Agreement:

            "(b) RESTRICTED STOCK. (1) Two Million Eight Hundred Thousand (2,800,000) shares of the ZMAX Stock issued to the Stockholders (the "Restricted Stock") shall not be subject to sale, pledge, encumbrance, gift, bequest, or other transfer or disposal under any circumstance whatsoever, unless and until such shares are released from such restrictions under this Section 1(b). The Restricted Stock will be released quarterly to the Stockholders on a pro rata basis to each Stockholder. One share of Restricted Stock will be released for each $1.25 of Cash Flow (as defined below) generated by CSI. For purposes of this Section 1(b), the term "Cash Flow" means, with respect to each CSI fiscal year quarter or other period, all operating revenues from sales and services and licensing and franchising income (but excluding proceeds from loans or capital infusions and proceeds from sales, exchanges and other dispositions of property or rights not in the ordinary course of business), LESS direct operating expenses including software licensing fees and a provision for CSI's income taxes calculated based on the then-applicable statutory rates (but excluding capital expenses, depreciation, amortization, debt service, dividends and intercompany charges other than charges that would be direct operating expenses if paid by CSI). Cash Flow will be determined by Arthur Andersen (or such other independent accounting firm then serving CSI) for the relevant period on a cash basis. Upon the completion of the review and filing of the required SEC financial reports for the applicable quarter, and in no case later than ninety (90) days following the close of such financial quarter, ZMAX will cause Arthur Andersen to prepare a statement of Cash Flow ("Cash Flow Statement") for each fiscal year quarter which will set forth an itemized calculation of Cash Flow and calculate the number of shares of Restricted Stock (to the nearest whole number of shares) based on the Cash Flow for the relevant period and to deliver the Cash Flow Statement to ZMAX. Upon receipt of the Cash Flow Statement, ZMAX will fax the Cash Flow Statement to each Stockholder. Upon approval of the Cash Flow Statement as evidenced by the signing of the Cash Flow Statement by both ZMAX and each Stockholder, such shares will no longer be deemed Restricted Stock for purposes of this Agreement and shall be subject to the remaining provisions of this Agreement.

                  (2) If ZMAX and the  Stockholders  cannot  agree on the Cash
            Flow Statement prepared by the independent accounting firm for any quarter, the ZMAX Board of Directors will prepare and sign a Cash Flow Statement and fax it to the Stockholders. If the ZMAX Board of Directors' Cash Flow Statement is approved by the Stockholders, as evidenced by the signatures of the Stockholders, such shares will no longer be deemed Restricted Stock for purposes of this Agreement and shall be subject to the remaining provisions of this Agreement. If the Stockholders are not satisfied with the Cash Flow Statement prepared by the ZMAX Board of Directors (the "Dispute"), the Stockholders may submit the Dispute to binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, except where those rules are supplemented or modified by the express terms of this section. The parties agree that binding arbitration is the exclusive remedy for resolving any Dispute. The Stockholders may initiate arbitration by sending notice of its intention to arbitrate the Dispute to ZMAX, which notice must be accompanied by a brief setting forth the nature of the Dispute and the remedy
            sought,   which   brief  may  not  exceed  25  typed   pages  (the
            "Arbitration Notice"). The Stockholders must also file at the regional office of the AAA three copies of the Arbitration Notice and Brief and the arbitration provision of this Agreement together with the required filing fee. ZMAX must file a responsive brief within 15 business days of receipt of the Stockholders'
            Arbitration Notice and Brief, which responsive brief may not exceed 25 typed pages. Any arbitration proceedings will be in Washington, D.C. If the parties are able to agree on one arbitrator within 15 days of the date the Arbitration Notice is filed with the AAA, the Dispute will be heard by that arbitrator. If the parties are unable to agree on one arbitrator, then an arbitrator will be selected from an impartial roster of arbitrators provided by the AAA in accordance with the AAA rules. There will be no discovery permitted by the parties in the arbitration proceedings provided that each party will be permitted to take one oral deposition of the other party or unless otherwise mutually agreed to by the parties. ZMAX agrees to be bound by Rule 30(b)(6) of the Federal Rules of Civil Procedures "Deposition of an Organization," as amended from time to time or any successor rule. The arbitrator will issue a decision within 30 days of his


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

            or her appointment. The decision of the arbitrator must set forth in reasonable detail the reasoning supporting the decision of the arbitrator. The decision rendered by the arbitrator will be final and binding on the parties and judgment on the decision rendered by the arbitrator may be entered in any court having jurisdiction. Each party will pay its own costs and expenses related to the arbitration procedures. This agreement to arbitrate is specifically enforceable under the prevailing arbitration law and survives the termination of this Agreement.

                  (3) If any  Stockholder  is  terminated by CSI for cause (as defined in the Stockholder's employment agreement with CSI) or violates the non-competition, non-solicitation or proprietary information restrictions in his employment agreement with CSI, the Restricted Stock issued in the name of the Stockholder shall be delivered to the Transfer Agent of ZMAX for reissuance in the name of ZMAX.

                  (4) The Stockholders will be entitled to vote the Restricted
            Stock even though it is subject to the restrictions in Section 1(b)(1) hereof. If an annual or special meeting of the ZMAX stockholders is called, the Stockholders will be entitled to receive notice of such meeting and to attend such meeting and vote all of the shares of Restricted Stock issued in their names, in person or by proxy.

                  (5) The  Stockholders  are entitled to receive  dividends or other distributions made by ZMAX (including distributions in liquidation) on the Restricted Stock."

            (B) The restrictive legend set forth in Section 11 of the Stockholders Agreement is hereby amended to delete the second paragraph of the legend and the following language is hereby inserted in lieu thereof:

            "Notice is hereby given that the sale, assignment, pledge, hypothecation, transfer or other disposition of the shares of Stock represented by this certificate is restricted under the terms of a Stockholders Agreement dated as of November 6, 1996, as amended (the "Stockholders Agreement"), a copy of which is on file at the office of the Corporation, and all of the provisions of the amended Stockholders Agreement are incorporated by reference in this certificate."

            (C) The notice provisions of Section 14 of the Stockholders Agreement are hereby amended, by substituting the following names and addresses in lieu of those shown in the original Stockholders Agreement:


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

      "If to the Corporation:          ZMAX Corporation
                                       20251 Century Boulevard, Suite 400
                                       Germantown, Maryland  20874
                                       Attention: James T. McCubbin
                                       Telephone: 301-353-9500
                                       Fax: 301-353-9501

      If to the Stockholders:          Michael C. Higgins
                                       12408 Rivers Edge Drive
                                       Potomac, Maryland  20854
                                       Telephone:  301-926-6771

      And/or (as applicable):          Michael S. Cannon
                                       142 Brightmoor Court
                                       Henderson, Nevada  89014
                                       Telephone: 702-270-4503"

            (D) The termination provisions of Section 15 of the Stockholders Agreement are hereby amended to reflect an extension of the term of the Stockholders Agreement with respect to the Restricted Stock, as follows:

            "15. TERMINATION OF AGREEMENT. With the exception of Section 1(b) of this Agreement, this Agreement will be effective for a period of three (3) years from the date of this Agreement [November 6, 1996]. The restrictions contained in Section 1(b) of this Agreement shall be effective for a period of five (5) years from the date of this Agreement."

      5. REFORMATION AND AMENDMENT OF THE SEPARATION AGREEMENT. Section 5 of the Separation Agreement is hereby reformed and amended to reflect the changes made by this Agreement, as follows:

            "5. RESTRICTED STOCK. The holder hereof acknowledges that 1,400,000 shares of ZMAX Corporation ("ZMAX") common stock (the "Restricted Stock") is subject to transfer restrictions imposed under the Stockholders Agreement, dated as of November 6, 1996, as amended from time to time (the "Stockholders Agreement"), among ZMAX, Michael S. Cannon and Michael C. Higgins. The holder hereby acknowledges and agrees that his Restricted Stock will be released from the restrictions only if the cash flow performance requirements of that section are met, and until released, shall not be subject to sale, pledge, hypothecation, transfer or disposal in any manner whatsoever."

      6. TERMINATION OF THE ESCROW AGREEMENT. The parties agree that the Escrow Agreement shall terminate immediately following execution of this Agreement. To that end, the parties agree to notify the Escrow Agent in writing of such termination of the Escrow Agreement, with such written notice from the parties hereto to the Escrow Agent to be in the form of Exhibit A


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

attached hereto and made part hereof. ZMAX shall use its best efforts to cause the Escrow Agent to deliver to ZMAX the Escrow Shares (as defined in the Escrow Agreement) in a timely manner. Upon receipt by ZMAX of such Escrow Shares, ZMAX shall deliver the certificates evidencing such Escrow Shares to its Transfer Agent with instructions for the Transfer Agent to reissue replacement certificates therefor which contain the new restrictive legend set forth above in Section 4(b) of this Agreement.

      7.    MISCELLANEOUS.

            (a) NO OTHER AMENDMENTS. Except as reformed and modified by this Agreement, the Stockholders Agreement, the Acquisition Agreement, the Separation Agreement, and the Higgins Employment Agreement remain unchanged and in full force and effect. The Escrow Agreement shall be deemed to be terminated retroactive as of the Original Effective Date.

            (b) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

            (c) GOVERNING LAW; SEVERABILITY. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

            (d) DUE AUTHORIZATION. The Agreement is has been duly authorized by the parties, and duly executed on behalf of each party, including the duly authorized officers of ZMAX in the manner required by all laws and regulations applicable to ZMAX.

            (e) ASSIGNMENT. This Agreement may be assigned only with the advance written consent of the non-assigning party.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.


Attest/Witness:                        ZMAX Corporation, Inc., a
                                       Delaware corporation


By:    /s/JAMES T. MCCUBBIN            By:    /s/MICHAEL C. HIGGINS
       --------------------                   ---------------------
Name:  James T. McCubbin               Name:  Michael C. Higgins
Its:   Assistant Secretary             Its:   President

 /s/JAMES T. MCCUBBIN                  /s/MICHAEL C. HIGGINS
 --------------------                  ---------------------
 James T. McCubbin                     Michael C. Higgins
                                       President


 /s/JAMES T. MCCUBBIN                  /s/MICHAEL S. CANNON
 --------------------                  --------------------
 James T. McCubbin                     Michael S. Cannon